Exhibit 99.1

Contact:

Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results for the
Second Quarter and First Half of 2007

Total revenues of $16.4 million including $13.1 million in Oracea sales

NEWTOWN, PA — August 7, 2007 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the second quarter and six months ended June 30, 2007.

Net revenues were $16.4 million in the second quarter of 2007 compared to $3.8 million in the second quarter of 2006, reflecting significantly higher net product sales following the July 2006 launch of Oracea(R), the only FDA-approved systemic treatment of rosacea.  Net sales of Oracea were $13.1 million in the second quarter of 2007.

Net loss allocable to common stockholders for the second quarter of 2007 was $4.8 million, or $0.23 per basic and diluted share, compared to a net loss allocable to common stockholders of $10.3 million, or $0.59 per basic and diluted share, for the second quarter of 2006.  The weighted average shares used in computing per share amounts increased to approximately 21.3 million during the second quarter of 2007 from approximately 17.5 million in the second quarter of 2006, primarily due to the issuance of 3.5 million shares in a common stock offering completed in November 2006.

Selling, general and administrative (S,G&A) expense increased by 21% to approximately $12.3 million in the second quarter of 2007 compared to approximately $10.2 million in the second quarter of 2006.  The increase in S,G&A expense primarily reflected higher sales and marketing costs related to the promotion of Oracea, which was launched in July 2006.  Research and development (R&D) expenses increased by 137% to approximately $6.8 million in the second quarter of 2007 compared to approximately $2.9 million in the second quarter of 2006.  These expenses are related to continued investment in the Company’s dermatology product pipeline, including an upfront licensing fee of $1.5 million paid to QuatRx Pharmaceuticals for the acquisition of the development and commercialization rights to becocalcidiol, a novel vitamin D analogue for the potential treatment of psoriasis; Phase II dose-ranging studies for incyclinide in acne and rosacea; and Phase II clinical trials of COL-118 for the treatment of erythema.

Colin W. Stewart, president and chief executive officer of CollaGenex, stated, “Our financial results during the second quarter of 2007 were in line with our expectations and reflect our progress towards building our commercial dermatology business through the successful promotion of Oracea and the creation of a strong pipeline of novel, therapeutic dermatology products.  Oracea is now the highest prescribed oral treatment for rosacea, a significant milestone achieved only nine months following the product’s launch. Becocalcidiol potentially addresses a $600 million market for non-biological psoriasis drugs, and we expect to commence a Phase II clinical trial of this compound before the end of this year.  During the second quarter, we also improved our patent estate through the issuance of another patent protecting Oracea.  We firmly believe that all of these efforts are important to the creation of a long-term, sustainable dermatology franchise.”

Nancy C. Broadbent, chief financial officer of CollaGenex, commented, “Quarterly total prescriptions of Oracea increased sequentially by 24% to approximately 97,400 in the second quarter as reported by an independent prescription tracking service.  Total deductions from gross sales for managed care, government and patient rebates, wholesale distribution fees, trade cash discounts and estimated product returns were approximately 15.5% of Oracea gross sales in the second quarter of 2007 and reflect our commitment to gain broader Tier II coverage in managed care plans across the country.  At the end of the second quarter, wholesale inventories were within our target range of three to five weeks of net product sales.”

Ms. Broadbent continued, “We have made minor changes to our financial guidance for 2007 to reflect two events that were not known when we released our financial guidance earlier this year.  Following the licensing of becocalcidiol in April 2007, we are increasing our guidance for 2007 R&D expense from $24 million to $26 million, which includes the upfront licensing fee and formulation development costs we expect to incur this year for becocalcidiol.  We also anticipate recording a reduction to cost of goods sold of $1.7 million in the fourth quarter of 2007 to reflect a $1.7 million refund from Altana following the termination of our licensing agreement for Pandel(R).  Due to other minor variations in our revenues, we anticipate no change to our original guidance for total revenues, net loss allocable to common stockholders and cash burn.”

For the six months ended June 30, 2007, net revenues were $30.6 million compared to $7.5 million during the first six months of 2006, reflecting significantly higher net product sales from Oracea.

Net loss allocable to common stockholders for the first half of 2007 was approximately $9.8 million, or $0.46 per basic and diluted share, compared to a net loss allocable to common stockholders during the first half of 2006 of approximately $19.7 million, or $1.13 per basic and diluted share.

Revised 2007 Financial Guidance

The following statements are based on the Company’s current expectations.  These statements are forward-looking and actual results may differ materially.  Please see the note regarding Forward-Looking Statements in this release.  For a more complete description of important risk factors that could cause actual results to differ, please refer to CollaGenex’s periodic reports on file with the Securities and Exchange Commission (SEC).

As discussed above, the Company is revising its financial guidance for 2007 to reflect the licensing and development of a new compound, becocalcidiol, and an expected refund of $1.7 million from Altana following the termination of the licensing agreement to market Pandel, a topical corticosteroid marketed by CollaGenex.  The Company’s revised financial guidance for 2007 is as follows:

•                  Total revenues: Revenues from Oracea, Periostat(R), Pandel, the Atrix products, contract revenues from the Primus products and grant revenue from the previously announced NIH grant are expected to be approximately $64 million in 2007.  This figure includes approximately $54 million in net sales of Oracea.

•                  Cost of goods sold is expected to be approximately $7.4 million, including an expected credit of $1.7 million to record an expected refund from Altana for terminating marketing rights to Pandel.

•                  Research and development expenses: R&D expense is expected to be approximately $26 million and invested primarily in Phase II dose-ranging studies for incyclinide for the treatment of acne and rosacea; the upfront licensing fee and formulation development work for becocalcidiol; Phase I and Phase II clinical studies for COL-118 for the treatment of erythema; and various post-approval clinical trials for Oracea.

•                  Selling, general and administrative expenses: S,G&A expenses are expected to be approximately $50 million.

•                  Net loss allocable to common stockholders is expected to be approximately $19 million, or $0.90 per basic and diluted share, assuming a weighted average common share count of approximately 21,425,000 for 2007.

•                  Cash Burn: We anticipate that our cash burn will be approximately $13 million for 2007, taking into account the anticipated net loss allocable to common stockholders, investing activities and changes in working capital.  We anticipate that cash, cash equivalents and short-term investments will total approximately $53.0 million at December 31, 2007.

Conference Call Information

As previously announced, CollaGenex will hold a conference call on Tuesday, August 7, 2007, at 11:00 a.m. Eastern Time to discuss the Company’s second quarter 2007 financial results. Investors and other interested parties may access the conference call by dialing 888-694-4728 in the U.S. or 973-582-2745 internationally, or via a live Internet broadcast on the company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days. Additionally, a recording of the call will be available by telephone until 11:59 p.m. August 14, 2007 by dialing 877-519-4471 in the U.S. or 877-519-4471 internationally, and entering access code: 9051755.

Financial Tables Follow

CollaGenex Pharmaceuticals, Inc. and subsidiaries
(Unaudited)
(Dollar in thousands, except share and per share amounts)

Consolidated Statement of Operations:

	Three Months Ended June 30,
	2007	2006
Revenues:
Net product sales	$16,021	$3,352
Contract and license revenues	282	378
Grant revenues	61	62
Total revenues	16,364	3,792
Operating expenses:
Cost of product sales	2,256	1,091
Research and development	6,842	2,882
Selling, general and administrative	12,321	10,186
Total operating expenses	21,419	14,159

Other income (expense):
Interest income	778	490
Interest expense	(8)	—
Net loss	(4,285)	(9,877)

Preferred stock dividend	514	464

Net loss allocable to common stockholders	$(4,799)	$(10,341)

Net loss per basic and diluted share allocable to common stockholders	$(0.23)	$(0.59)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	21,327,736	17,490,374

CollaGenex Pharmaceuticals, Inc. and subsidiaries
(Unaudited)
(Dollar in thousands, except share and per share amounts)

Consolidated Statement of Operations:

	Six Months Ended June 30,
	2007	2006
Revenues:
Net product sales	$29,975	$6,693
Contract and license revenues	512	653
Grant revenues	151	167
Total revenues	30,638	7,513
Operating expenses:
Cost of product sales	4,492	1,986
Research and development	11,689	6,595
Selling, general and administrative	24,790	18,697
Total operating expenses	40,971	27,278

Other income (expense):
Interest income	1,621	1,036
Interest expense	(16)	—
Net loss	(8,728)	(18,729)

Preferred stock dividend	1,028	928

Net loss allocable to common stockholders	$(9,756)	$(19,657)

Net loss per basic and diluted share allocable to common stockholders	$(0.46)	$(1.13)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	21,287,518	17,417,524

CollaGenex Pharmaceuticals, Inc. and subsidiaries
(Dollar in thousands)

Selected Balance Sheet Data:

	June 30, 2007	December 31, 2006
	(unaudited)
Cash and cash equivalents	$21,361	$46,493
Short-term investments	36,657	19,337
Accounts receivable	10,437	6,071
Inventories	2,183	1,959

Prepaid expenses and other current assets	3,321	2,416
Total current assets	73,959	76,276
Non-current assets	3,129	2,931
Total assets	$77,088	$79,207

Current liabilities	$14,824	$16,640
Long-term liabilities	5,487	265
Total liabilities	20,311	16,905

Total stockholders’ equity	56,777	62,302
Total liabilities and stockholders’ equity	$77,088	$79,207

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing proprietary, innovative medical therapies to the dermatology market.  In July 2006, CollaGenex launched Oracea(R), the first FDA-approved systemic product for the treatment of rosacea. CollaGenex’s professional dermatology sales force also markets Pandel, a prescription topical corticosteroid licensed from Altana, Inc., Alcortin(R) (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort(R) (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic.  Alcortin and Novacort are marketed by the Company under a Promotion and Cooperation agreement with Primus Pharmaceuticals, Inc.  CollaGenex is conducting two Phase II dose-finding studies to evaluate its second dermatology candidate, incyclinide, for the treatment of acne and rosacea, respectively.  CollaGenex is also conducting Phase II clinical trials to evaluate COL-118, a topical compound based on the SansRosa technology, for the treatment of redness associated with rosacea and other skin disorders.  CollaGenex recently acquired the rights to develop and commercialize becocalcidiol, a patented Vitamin D analogue developed by QuatRx Pharmaceuticals Company that is currently in Phase II clinical trials for the topical treatment of mild to moderate psoriasis.

Research has shown that compounds can be created by chemically modifying certain tetracyclines and that these new compounds have properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS”(TM) compounds because they are Inhibitors of Multiple Proteases And CytokineS) to assess whether they are safe and effective in these applications.  The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, CollaGenex has acquired the SansRosa(R) technology, which consists of a class of compounds that have shown promise in reducing the redness associated with rosacea, and the Restoraderm(R) technology, a unique, proprietary dermal drug delivery system.  CollaGenex plans to leverage these platforms to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Website at www.collagenex.com, which does not form part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, cost of goods sold, net loss and expenses and future cash position, including the remainder of fiscal year 2007, and its future research and development efforts, including the Company’s clinical and development programs relating to becocalcidiol, incyclinide and COL-118 and its dermatology franchise, product pipeline and intellectual, property, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  CollaGenex is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Restoraderm(R), SansRosa (R) and Oracea(R) are registered trademarks and IMPACS(TM) is a trademark of CollaGenex Pharmaceuticals, Inc.

Novacort(R) and Alcortin(R) are trademarks of Primus Pharmaceuticals, Inc.

Pandel(R) is a trademark of Taisho Pharmaceuticals.

Atridox(R), Atrisorb(R) and Atrisorb-D(R) are registered trademarks of Tolmar, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

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